                    TOLL BROTHERS, INC. & SUBSIDIARIES         EXHIBIT  11

                 STATEMENT:  COMPUTATION OF EARNINGS PER SHARE

                                              Six Months        Six Months
                                            ended April 30    ended April 30
                                            --------------    --------------
                                                  1995             1994
                                            --------------    --------------
Net income per income statement               $17,704,000      $12,855,000

Addback:  Interest on convertible
     debentures, net of income taxes              795,000          320,000
                                              -----------      -----------
Net income (Fully-diluted)                    $18,499,000      $13,175,000
                                              ===========      ===========
Earnings per share:
     Primary                                  $      0.53      $      0.38
     Fully-diluted                            $      0.51      $      0.37

PRIMARY SHARES:
Weighted average shares outstanding            33,447,960       33,376,043

Common stock equivalents - stock options          168,995          332,268
                                              -----------      -----------
     TOTAL                                     33,616,955       33,708,311
                                              ===========      ===========
FULLY-DILUTED SHARES:
Weighted average shares outstanding            33,447,734       33,375,447

Common stock equivalents - stock options          191,253          386,354

Shares issuable on conversion of
     subordinated debentures                    2,456,466        1,473,932
                                              -----------      -----------
     TOTAL                                     36,095,453       35,235,733
                                              ===========      ===========

                                              Three Months     Three Months
                                             ended April 30   ended April 30
                                             --------------   --------------
                                                  1995             1994
                                             --------------   --------------
Net income per income statement               $ 9,445,000      $ 4,350,000

Addback:  Interest on convertible
     debentures, net of income taxes              395,000          271,000
                                              -----------      -----------
Net income (Fully diluted)                    $ 9,840,000      $ 4,621,000
                                              ===========      ===========
Earnings per share:
     Primary                                  $      0.28      $      0.13
     Fully Diluted                            $      0.27      $      0.13

PRIMARY SHARES:
Weighted average shares outstanding            33,461,796       33,412,331

Common stock equivalents - stock options          245,269          263,805
                                              -----------      -----------
     TOTAL                                     33,707,065       33,676,136
                                              ===========      ===========
FULLY-DILUTED SHARES:
Weighted average shares outstanding            33,461,796       33,412,331

Common stock equivalents - stock options          245,286          263,788

Shares issuable on conversion of
     subordinated debentures                    2,445,931        2,641,095
                                              -----------      -----------
     TOTAL                                     36,153,013       35,235,733
                                              ===========      ===========